UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 14, 2005

EPIX Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815
(Commission File Number)	(IRS Employer Identification No.)

161 First Street, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 250-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On September 14, 2005, EPIX Pharmaceuticals, Inc. (“EPIX”) entered into a severance and incentive agreement (the “Agreement”) with Andrew Uprichard, M.D., its President and Chief Operating Officer.  Pursuant to the Agreement, if Dr. Uprichard is terminated without cause or resigns under certain circumstances involving a change in title, a diminution of duties, or a material reduction in salary, as described in the Agreement, then, in exchange for a complete release of all claims against EPIX, EPIX will pay Dr. Uprichard severance of one year’s salary, paid in accordance with EPIX’ usual payroll practices, and will pay the costs to continue his medical and dental insurance pursuant to COBRA for one year following the termination date.  The Agreement will not apply in the event of a termination following a change in control, in which case, Dr. Uprichard may be eligible for severance pay in accordance with the severance arrangements with executive officers and certain other senior managers authorized by the Board of Directors of EPIX in 2003.

On September 14, 2005, EPIX also entered into a separation agreement with Mr. Michael D. Webb, as described in Section 5.02 below.

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) and (d): Not applicable.

(b):  On September 14, 2005, EPIX announced that Michael D. Webb has resigned from his positions as Chief Executive Officer and member of the Board of Directors of EPIX, effective September 14, 2005 (the “Separation Date”).  Pursuant to a separation agreement (the “Separation Agreement”) entered into on September 14, 2005 between Mr. Webb and EPIX, Mr. Webb will serve as a consultant from the Separation Date until December 31, 2005 (the “Consultancy Period”) and perform work as directed by the Chief Executive Officer and Board of Directors of EPIX on an independent contractor basis.  During the Consultancy Period, Mr. Webb will be paid a consultancy fee of $29,191.75 per month, plus reasonable expenses.  Mr. Webb may terminate the Consultancy Period by providing four weeks’ written notice to EPIX.  Pursuant to the Separation Agreement, beginning in the first month following the conclusion of the Consultancy Period, Mr. Webb will receive severance pay in the amount of $175,150.50, payable in six approximately equal monthly payments (the “Severance Period”).  EPIX will also cover the cost of the COBRA payments to continue Mr. Webb’s participation in its medical and dental insurance plans during the Consultancy Period and the Severance Period.

Mr. Webb remains eligible to be paid, in the discretion of the Board of Directors of EPIX, a prorated annual bonus for the period ending December 31, 2005.  Under the terms of the Separation Agreement, Mr. Webb’s options vested until the Separation Date and he may exercise any vested incentive stock options in accordance with the terms of the stock option awards and the plan pursuant to which they were granted and may exercise any vested nonqualified stock options up through and including the 90th day following the conclusion of the Consultancy Period.  Under the Separation Agreement, Mr. Webb waives his rights to assert legal claims against EPIX based on matters arising through the date of the Separation Agreement and reaffirms his continuing obligations under his invention and non-disclosure agreement with EPIX.

(c):  On September 14, 2005, EPIX announced the appointment of Michael J. Astrue as interim Chief Executive Officer.  Mr. Astrue, age 48, most recently served as President and Chief Executive Officer of Transkaryotic Therapies.  Mr. Astrue joined Transkaryotic Therapies in 2000 and held the positions of General Counsel and Senior Vice President-Administration until 2003.  In 2003, he began serving as President and Chief Executive Officer of Transkaryotic Therapies.  Prior to joining Transkaryotic Therapies, Mr. Astrue was Vice President, Secretary, and General Counsel for Biogen, Inc.  Mr. Astrue was also a partner at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. from 1992 to 1993.  From 1989 to 1992, he was General Counsel of the U.S. Department of Health and Human Services.  From 1988 to 1989, Mr. Astrue served as Associate Counsel to the President where he advised and represented former Presidents Ronald Reagan and George Bush.  Prior to that, Mr. Astrue was Counselor to the Commissioner of Social Security at the U.S. Department of Health and Human Services, and was acting Deputy Assistant Secretary for Legislation (Human Services).  Mr. Astrue currently sits on the boards of directors of ArQule, Inc., CuraGen Corporation, Tercica, Inc., the Massachusetts High Technology Council, and the Kenneth B. Schwartz Center, a non-profit organization dedicated to strengthening the relationship between patients and caregivers in the changing health care system.  Mr. Astrue has also served as Chairman of the Massachusetts Biotechnology Council.  He holds a B.A. from Yale University and a J.D. from Harvard Law School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX Pharmaceuticals, Inc.

(Registrant)

Date: September 20, 2005	/s/ Robert B. Pelletier
Robert B. Pelletier
Executive Director of Finance and Principal Accounting Officer